Exhibit 99.1

Contact:	Glen L. Ponczak (investors)	For Immediate Release
	414-524-2375	January 16, 2009

Jacqueline F. Strayer (media)
414-524-3876
Johnson Controls Reports 2009 First Quarter Financial Results
     Milwaukee, Wisc. . . . January 16, 2009. . . .For the first quarter of fiscal 2009, Johnson Controls reported net sales of $7.3 billion and a loss of $608 million. Excluding non-recurring, non-cash charges, the loss in the quarter was $82 million, or $0.14 per diluted share. The company announced on December 16, 2008 that it expected a loss in the quarter.
     These results compare with net sales of $9.5 billion and income of $235 million, or $0.39 per diluted share, for the first quarter of 2008.
     The $562 million of non-recurring charges include:
          - $110 million asset impairment in the automotive business
          - $152 million equity investment impairment in the North American residential HVAC unitary products group
          - $300 million tax valuation allowance
     “While we are disappointed to report a loss in the quarter, we are addressing the challenges by improving our cost structure and preserving our liquidity,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “We continue to invest in our businesses to provide long-term value to our customers.”
     Building Efficiency sales in the 2009 first quarter were $3.1 billion, down 5% from $3.2 billion versus last year. Excluding the effect of currency, sales were up slightly. Higher North America systems sales were more than offset by double-digit declines in the North American residential HVAC business and in Europe. Johnson Controls noted that it was experiencing some softness in the global new construction markets. Due to its high concentration in the still-strong institutional buildings market, however, the company reported that its backlog of uncompleted contracts in the first quarter was $4.7 billion, up 7% versus the previous year. Johnson Controls said that the North American residential market was markedly worse in the first quarter compared with the already depressed demand of a year ago.
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Johnson Controls, Inc. Page 2
     The Building Efficiency segment, excluding impairment charges of $152 million, reported segment income of $131 million, down 20% compared to $163 million in 2008. Double-digit increases in North America systems and services income were more than offset by lower profitability in Europe and a loss in its North American residential business.
     During its first fiscal quarter, Johnson Controls was selected by the United States Department of Energy as one of 16 companies to participate in an $80 billion contract to improve energy efficiency projects in Federal Buildings. The company said it had expanded its government sales force to take advantage of the significant growth opportunities for efficiency retrofits in the government market.
     Power Solutions sales in the first quarter were $1.1 billion, down 32% from $1.7 billion in the year ago period, primarily reflecting the impact of lower lead prices as well as lower volumes. Original equipment automotive battery volume was negatively impacted by the decline in global auto production rates, while aftermarket demand was softer due to lower stocking levels and deferred orders at certain aftermarket customers.
     Power Solutions segment income was $40 million, down 70% from $133 million last year partially due to the lower volumes. Additionally, the inventory revaluation of used batteries that had been purchased when lead prices were significantly higher, also negatively impacted income by approximately $50 million in the quarter. This impact is non-recurring.
     The company announced today a contract with O’Reilly Auto Parts, a new customer for Johnson Controls. Shipments will begin in February to more than 1,000 Checker Auto Parts, Kragen Auto Parts and Schuck’s Auto Supply stores nationally.
     Automotive Experience sales in the quarter declined 32% to $3.1 billion versus $4.6 billion last year due to significantly lower production volumes globally. Automotive production in North America was down 30% versus a year ago to a level not seen in more than 25 years. European production declined significantly and the company said it continues to receive notifications of significant production cuts. Excluding currency, sales declined 25%.
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Johnson Controls Page 3
     The Automotive Experience segment reported a loss of $329 million. Excluding the impairment charge, the loss in the current quarter was $219 million versus a profit of $78 million in the 2008 period, due to the lower global volumes. The company said it expects a loss in the segment in the second fiscal quarter with an expected return to profitability in the second half of the year. North American production levels in the second quarter are expected to be 46% below the prior year levels.
     Johnson Controls said it expects to report a overall loss in its fiscal second quarter similar in scale to the first quarter’s operating loss but with improved performance by its Building Efficiency and Power Solutions businesses. It also said its previously announced restructuring program is progressing according to plan. It is expected that the financial benefits of the restructuring program will provide an accelerating accretive impact to earnings beginning in the company’s 2009 second quarter.
     “The market environment and uncertainties we face are expected to continue in the second quarter,” Mr. Roell said. “We are implementing strategies to take advantage of opportunities in the marketplace. I would like to thank our employees worldwide for their dedication and commitment through these challenging times. With their help, we believe we will emerge from this economic cycle with a significantly advantaged competitive position.”
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Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2009 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in Item 1A of Part II of the Company’s most recent Form 10-k filing (filed November 25, 2008) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward- looking statement made by, or on behalf of, the Company.
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January 16, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2008	2007
Net sales	$7,336	$9,484
Cost of sales	6,651	8,177

Gross profit	685	1,307

Selling, general and administrative expenses	(859)	(950)
Financing charges — net	(56)	(69)
Equity income (loss)	(136)	17

Income (loss) from continuing operations before income taxes and minority interests	(366)	305

Provision for income taxes	242	64
Minority interests in net earnings of subsidiaries	—	6

Net income (loss)	$(608)	$235

Diluted earnings (loss) per share	$(1.02)	$0.39

Diluted weighted average shares	594	603

Shares outstanding at period end	594	594

January 16, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	December 31,	September 30,	December 31,
	2008	2008	2007
ASSETS
Cash and cash equivalents	$202	$384	$407
Accounts receivable — net	5,063	6,472	6,180
Inventories	1,935	2,099	2,070
Other current assets	1,546	1,721	1,572

Current assets	8,746	10,676	10,229

Property, plant and equipment — net	4,131	4,389	4,214
Goodwill	6,392	6,513	6,251
Other intangible assets — net	757	769	775
Investments in partially-owned affiliates	703	863	812
Other noncurrent assets	1,657	1,777	1,522

Total assets	$22,386	$24,987	$23,803

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$1,437	$743	$1,075
Accounts payable and accrued expenses	4,650	6,366	5,894
Other current liabilities	2,478	2,701	2,283

Current liabilities	8,565	9,810	9,252

Long-term debt	3,176	3,201	3,249
Minority interests in equity of subsidiaries	229	236	133
Other noncurrent liabilities	2,142	2,316	2,099
Shareholders’ equity	8,274	9,424	9,070

Total liabilities and shareholders’ equity	$22,386	$24,987	$23,803

January 16, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended December 31,
	2008	2007
Operating Activities
Net income (loss)	$(608)	$235

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	190	191
Equity in earnings of partially-owned affiliates, net of dividends received	15	22
Minority interests in net earnings of subsidiaries	—	6
Deferred income taxes	300	9
Non-cash impairment of long-lived assets	110	—
Non-cash impairment of equity investment	152	—
Other — net	35	39
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	1,128	486
Inventories	78	(82)
Restructuring reserves	(52)	(14)
Accounts payable and accrued liabilities	(1,764)	(810)
Change in other assets and liabilities	91	96

Cash provided (used) by operating activities	(325)	178

Investing Activities
Capital expenditures	(268)	(187)
Sale of property, plant and equipment	3	15
Acquisition of businesses, net of cash acquired	(22)	(26)
Other — net	(62)	(48)

Cash used by investing activities	(349)	(246)

Diluted earnings (loss) per share
Increase (decrease) in short and long-term debt — net	540	(107)
Payment of cash dividends	(77)	(65)
Other — net	29	(27)

Cash provided (used) by financing activities	492	(199)

Decrease in cash and cash equivalents	$(182)	$(267)

January 16, 2009

FOOTNOTES
1. Business Unit Summary

	Three Months Ended
	December 31,
	(unaudited)
(in millions)	2008	2007	%
Net Sales
Building efficiency	$3,087	$3,244	-5%
Automotive experience	3,131	4,589	-32%
Power solutions	1,118	1,651	-32%

Net Sales	$7,336	$9,484

Segment Income (1)
Building efficiency	$(21)	$163	-113%
Automotive experience	(329)	78	-522%
Power solutions	40	133	-70%

Segment Income	$(310)	$374

Financing charges — net	(56)	(69)

Income from continuing operations before income taxes and minority interests	$(366)	$305

Net Sales
Products and systems	$5,647	$7,709	-27%
Services	1,689	1,775	-5%

	$7,336	$9,484

Cost of Sales
Products and systems	$5,273	$6,742	-22%
Services	1,378	1,435	-4%

	$6,651	$8,177

(1)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and minority interest, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Impairment Charges
The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. At December 31, 2008, the Company recorded a $77 million and $33 million impairment charge related to property, plant and equipment in the automotive experience business in North America and Europe, respectively. The impairment charge is included in cost of sales in the accompanying Condensed Consolidated Statements of Income.
At December 31, 2008, the Company also recorded a $152 million charge related to an impairment of an equity investment in a 48%-owned joint venture with US Airconditioning Distributors, Inc. in the Company’s building efficiency business. This impairment charge is included in equity loss in the accompanying Condensed Consolidated Statements of Income.
3. Income Taxes
In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. The Company adopted FIN 48 as of October 1, 2007. Upon adoption, the Company increased its existing reserves for uncertain tax positions by $93 million. The increase was recorded as a cumulative effect adjustment to shareholders’ equity of $68 million and an increase to goodwill of $25 million related to business combinations in prior years. As of the adoption date, the Company had gross tax affected unrecognized tax benefits of $616 million of which $475 million, if recognized, would affect the effective tax rate. Also as of the adoption date, the Company had accrued interest expense and penalties related to the unrecognized tax benefits of $75 million (net of tax benefit). The net change in interest and penalties during the three months ended December 31, 2008 was not material. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense or goodwill, when applicable.
The Company’s federal income tax returns and certain foreign income tax returns for various fiscal years remain under various stages of audit by the Internal Revenue Service and respective foreign tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At December 31, 2008, the Company has recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the accompanying Condensed Consolidated Statements of Financial Position. It is likely that the resolution of certain tax examinations will occur within the current fiscal year which may result in favorable tax reserve adjustments in an amount not to exceed $100 million.

January 16, 2009

In the first quarter of fiscal year 2009, the Company recorded a $30 million discrete period tax adjustment related to first quarter 2009 impairment costs using a blended statutory tax rate of 12.6%.
The Company reviews its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowance may be necessary.
In the first quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. It was determined that it was more likely than not that the deferred tax assets would not be utilized in several jurisdictions including France, Mexico, Spain and the United Kingdom. Therefore, the Company recorded a $300 million valuation allowance as income tax expense.
In calculating the provision for income taxes, the Company uses an estimate of the annual effective tax rate based upon the facts and circumstances known at each interim period. On a quarterly basis, the actual effective tax rate is adjusted, as appropriate, based upon changed facts and circumstances, if any, as compared to those forecasted at the beginning of the fiscal year and each interim period thereafter. In the current fiscal quarter, the Company increased its estimated annual effective income tax rate for continuing operations from 21% to 24%, primarily due to losses in jurisdictions for which no tax benefit is recognized.
The tables below show a reconciliation of the provision for income taxes for the three months ended December 31, 2008 and 2007 (in millions):

	Three months ended		Three months ended
	December 31, 2008		December 31, 2007
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$(88)	24.0%	$64	21.0%

Valuation allowance adjustments	300		—
Impairment charges	30		—

Provision for income taxes	$242	-66.1%	$64	21.0%